EXHIBIT 23.2

INDEPENDENT AUDITOR'S CONSENT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Nano-Proprietary, Inc. Technology (NNPP) of our report dated January 27, 2006, on the consolidated financial statements of NNPP and its subsidiaries, as of December 31, 2005, included in the Corporation’s Annual Statement on Form 10-K, filed pursuant to the Securities Exchange Act of 1934, and to the reference to our Firm under the caption “Experts” included in this registration statement.

Austin, Texas
January 29, 2007

Sprouse & Anderson, L.L.P.